Effective Date:   January 1, 1999

In order to protect certain confidential information, DataMEG Corporation and its subsidiaries and affiliates ("DataMEG"), and the "Participant" identified below, agree that:

1.      DataMEG Corporation                   "Participant"
        1025 33rd Street, N.W.                 John Cairns
        Washington, D.C.  20007                __________________________
                                               __________________________

DataMEG and Participant may also be referred to individually or collectively throughout this Agreement as the "party" or "parties" respectively.

2. Disclosing Party: The party disclosing confidential information ("Discloser") is:

                DataMEG and Participant

3. Primary Representative: Each party's representative for coordinating disclosure or receipt of confidential information is:

        DataMEG:        Andrew Benson

        Participant:  ____________________________________________________

4. Description of Confidential Information: The confidential information disclosed under this Agreement is described as:

        DataMEG & Participant :


5. Use of Confidential Information: The party receiving confidential information ("Recipient") shall make use of the confidential information only for the following purpose (e.g., "evaluation and testing for a make/buy decision on project XYZ").

        DataMEG & Participant:

        Evaluation of products and services and possible business relationship.

6. Confidentiality Period: This Agreement and Recipient's duty to hold confidential information in confidence expires three (3) years from the Effective Date, however, in the event the parties enter into an employment agreement or other business relationship, Participant shall be obligated to maintain the confidentiality of all non-public or proprietary information during such employment by, or other business relationship with, DataMEG and such confidentiality period shall be extended until the expiration of three
(3) years following the termination of such employment or other business relationship.

7. Disclosure Period : The Agreement pertains to confidential information that is disclosed between the Effective Date and three (3) years following termination of employment.

8. Standard of Care: Recipient shall protect the disclosed confidential information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the confidential information as Recipient uses to protect its own confidential information of a like nature. Recipient shall: (a) disclose the confidential information only to those employees of Recipient or any parent, subsidiary, or affiliate of Recipient having a need to know in order to perform the use of confidential information as described in Section 5 and;
(b) advise such employees of the limitations on the use and disclosure and prohibition on making copies of the confidential information.

9. Markings: Recipient's obligations shall only extend to confidential information that is described in paragraph 4, and that; (a) comprises specific materials individually listed in paragraph 4; or (b) is marked as confidential at the time of disclosure; or (c) is unmarked but treated as confidential at the time of disclosure, and is designated as confidential by written notice to Recipient within thirty (30) days after such disclosure.

10. Exclusion: This Agreement imposes no obligations upon Recipient with respect to information that: (a) was in Recipient's possession before receipt from Discloser; (b) is or becomes a matter of public knowledge through no fault of Recipient; (c) is rightfully received by Recipient from a third party and is not subject to a duty of confidentiality; (d) is disclosed by Discloser to a third party without a duty of confidentiality on the third party; (e) is independently developed by Recipient; (f) is disclosed by Recipient with Discloser's prior written approval. Recipient may disclose confidential information in accordance with judicial or other government order provided Recipient shall promptly notify Discloser of such order and allow Discloser to seek to maintain the confidentiality of information by providing the information under seal, protective order or equivalent.

11. Warranty: Each Discloser warrants that it has the right to make the disclosures under this Agreement. NO OTHER WARRANTIES ARE MADE BY EITHER PARTY UNDER THIS AGREEMENT, ANY INFORMATION EXCHANGED UNDER THIS AGREEMENT
IS PROVIDED "AS IS."

12. Rights: Neither party acquires any intellectual property rights under this Agreement except the limited rights necessary to carry out the purposes set forth in paragraph 5. This Agreement shall not restrict reassignment of Recipient's employees.


MISCELLANEOUS

13. This Agreement imposes no obligations on either party to purchase, sell, license, transfer or otherwise dispose of any technology, services or products.

14. Both parties shall adhere to all applicable laws, regulations and rules relating to the export of technical data, and shall not export or reexport any technical data, any products received from Discloser, or the direct product of such technical data to any proscribed country listed in such applicable laws, regulations and rules unless properly authorized.

15. This Agreement does not create any agency or partnership relationship.

16. Both parties acknowledge that monetary damages may not be a sufficient remedy for unauthorized disclosure of confidential information and that the party whose information has been disclosed without authorization may be entitled, without waiving any other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.

17. All of the promises set forth in this Agreement are continuing terms and shall survive the expiration of this Agreement. Both parties shall be liable for any breach of this Agreement by any of its employees or the employees of its parent company, subsidiaries and/or affiliates, if any such entities exist, as well as independent persons and/or legal entities that the parties utilize to evaluate the confidential information with regard to the purposes/uses described under paragraph 5.

18. All additions or modifications to this Agreement must be made in writing and must be signed by both parties.

19. This Agreement is made under, and shall be construed according to, the laws of the Commonwealth of Virginia.

DATAMEG CORPORATION              PARTICIPANT



BY:  /s/ Andrew Benson           BY:        /s/ John Cairns
         _______________                        ______________
         Andrew Benson                          John Cairns
         President


Be specific; for example, individually list materials provided. Attach additional sheets if needed.: Company profile, operational procedures, product roadmaps, marketing plans and strategies, product plans and specifications of computer systems, new product information, services, pricing policies, product development techniques or plans, methods of manufacture, technical processes, procurement requirements, availability of products and/or services, system technical descriptions and designs and design projects.

Note this is the period during which confidential information is going to be disclosed.

Affiliate includes any independent person or legal entity used by Recipient to perform the use of confidential information as described in paragraph 5.